                                                                    EXHIBIT 5.1

                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                                April 28, 1998

(213) 229-7000                                                    C 42208-00104

International Technology Corporation
2790 Mosside Boulevard
Monroeville, Pennsylvania 15146-2792

  Re: Registration Statement on Form S-4

Ladies and Gentlemen:

  We have acted as counsel to International Technology Corporation, a Delaware corporation ("ITC"), in connection with the registration by ITC on the Registration Statement on Form S-4 (File no. 333-46183) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on February 12, 1998, as amended, under the Securities Act of 1933, as amended (the "Securities Act"), of up to 15,449,376 shares of ITC's common stock, par value $0.01 per share (the "Shares"). The Shares are being issued to the shareholders of OHM Corporation, an Ohio corporation ("OHM"), by ITC in connection with the merger (the "Merger") of IT-Ohio, Inc., an Ohio corporation and a wholly owned subsidiary of ITC ("Merger Sub"), with and into OHM, pursuant to the Agreement and Plan of Merger, dated as of January 15, 1998 (the "Merger Agreement"), among OHM, ITC and Merger Sub. Consummation of the Merger is conditioned upon, among other things, the receipt of the requisite vote of the stockholders of ITC approving the issuance of the Shares pursuant to the Merger Agreement.

  We are familiar with the corporate actions taken and to be taken by ITC in connection with the Merger and the authorization and issuance of the Shares and have made such other legal and factual inquiries as we deem necessary for the purpose of rendering this opinion.

  Based on the foregoing and in reliance thereon, and subject to the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that (i) upon satisfaction of the conditions to closing contained in the Merger Agreement, including receipt of the requisite ITC stockholder approval, the Shares will have been duly authorized for issuance and (ii) when issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

  ITC is incorporated under the laws of the State of Delaware. We are not admitted to practice in Delaware; however, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of rendering this opinion. Subject to the foregoing, this opinion is limited to Delaware and federal law.

  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the Joint Proxy Statement/Prospectus of ITC and OHM which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                          Very truly yours,

                                          /s/ Gibson, Dunn & Crutcher LLP
                                          _____________________________________
                                          Gibson, Dunn & Crutcher LLP